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EXHIBIT NO. 99.1: PRESS RELEASE OF ALCAN ALUMINIUM LIMITED,
DATED SEPTEMBER 16, 1999

                        ALCAN, PECHINEY AND ALGROUP SIGN
                   DEFINITIVE THREE-WAY COMBINATION AGREEMENT

   PECHINEY COMPLETES WORKERS' COUNCILS INFORMATION AND CONSULTATION SESSIONS

                           --------------------------

     MONTREAL, CANADA; PARIS, FRANCE; AND ZURICH, SWITZERLAND - [SEPTEMBER 16, 1999] - Alcan (NYSE, TSE: AL), Pechiney (NYSE, PARIS: PY) and algroup (SWX:
ALUN), today jointly announced that, as anticipated in their August 11 announcement, they have now entered into a definitive three-way combination agreement.

     The three companies announced the signing of a memorandum of understanding ("MoU") on August 11, with Alcan and algroup also having signed a definitive two-way combination agreement. On its part, Pechiney was required, under French law, to inform and consult its workers' councils prior to entering into a definitive three-way combination agreement. That information and consultation process was completed within the anticipated time frame and the two-way combination agreement between Alcan and algroup has been replaced by the three-way agreement such that one agreement now governs the three parties.

     As announced on August 11, the three-way merger will be accomplished through two independent exchange offers that the parties have agreed will be initiated by Alcan. Completion of the transaction will be subject to certain conditions, the most relevant of which are:

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          (i) approval of the required share issuance at a meeting of Alcan shareholders, which is expected to be held in late October or early
     November;

          (ii) minimum acceptance thresholds of 67% by the shareholders of each of Pechiney and algroup in response to respective exchange offers, and;

          (iii) regulatory clearances and requirements.

     The completion of the algroup transaction also depends upon algroup completing the announced tax-free demerger of its chemical and energy business which is subject to the approval of its shareholders, anticipated to be obtained at a meeting to be held in late October.

     Filings in respect of regulatory clearances have been made in the United States and Canada and, with the signing of the three-way combination agreement, will now be made in Europe. Regulatory filings are also being pursued in a number of other jurisdictions. The parties confirm that the overall transaction time frame remains on track with completion of all aspects expected for early next year.

     With combined 1998 revenue of US$21.6 billion and operations in 59 countries, the merger of Alcan, Pechiney and algroup will create one of the world's largest aluminium companies and the global leader in both flexible and specialty packaging. The Alcan-Pechiney-algroup combination, temporarily to be referred to as A.P.A, will be a world leader in aluminium, with complementary operations and technologies, a sustainable superior low-cost position in primary aluminium, superior aluminium fabricating positions globally, and superior positioning for future low-cost growth and expansion. A.P.A. will bring together highly complementary packaging businesses with leading positions in attractive growth business areas including pharmaceuticals, food and cosmetics.

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     Additional information with respect to the three companies is contained in their respective securities regulatory filings and financial statements. This press release does not constitute an offering of securities, which may be made by prospectus only. Detailed information with respect to the proposed three-way combination agreement will be contained in the various formal documents, including circulars, offers, registration statements and similar documents, to be filed with securities regulatory authorities and sent to the shareholders of the three companies.

                        CONTACTS FOR FURTHER INFORMATION

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
ALCAN
INVESTOR RELATIONS:                                MEDIA RELATIONS:
Alan Brown                                         Mathieu Bouchard
514-848-8368                                       514-848-8186

PECHINEY
INVESTOR RELATIONS:                                CORPORATE COMMUNICATIONS:
Francois-Jose Bordonado                            Jean-Claude Nicolas
33-1-5628-2507                                     33-1-5628-2422

ALGROUP
INVESTOR RELATIONS:                                CORPORATE COMMUNICATIONS:
Michel Gerber                                      Christine Menz
41-1-386-2314                                      41-1-386-2495

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